Exhibit (a)(1)(G)

CONTACT:	Paul D. Baker

Comverse Technology, Inc.

paul.baker@cmvt.com

(212) 739-1060

Comverse Technology Announces Final Results of Tender Offer for Its New Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023

NEW YORK, NY, May 18, 2009 — Comverse Technology, Inc. (Pink Sheets: CMVT.PK) today announced the final results of its previously announced cash tender offer (the “Offer”) for all of its outstanding New Zero Yield Puttable Securities (ZYPSSM) due May 15, 2023 (CUSIP No. 205862AM7) (the “ZYPS”), upon the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal, each dated April 17, 2009.

The Offer expired at 5:00 p.m., New York City time, on May 15, 2009. Comverse Technology accepted for purchase $417,282,000 aggregate principal amount of ZYPS (CUSIP No. 205862AM7). Following payment by Comverse Technology for the ZYPS accepted for purchase in the Offer, $94,000 aggregate principal amount of ZYPS and $2,101,000 aggregate principal amount of other convertible debt securities will remain outstanding.

The total consideration paid to holders of the ZYPS is $1,000 in cash for each $1,000 principal amount of ZYPS tendered.

The Bank of New York Trust Company, N.A. served as the Depositary and D.F. King & Co., Inc. as the Information Agent for the Offer.

About Comverse Technology, Inc.

Comverse Technology, Inc. is the world’s leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company’s Total Communication portfolio includes value-added messaging, personalized data and content-based services, converged IP communications solutions, and real-time prepaid, postpaid and converged billing solutions. Over 500 communication and content service providers in more than 130 countries use Comverse products to generate revenue, and improve customer loyalty and operational efficiencies.

Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets: VRNT.PK), a leading provider of analytic software-based actionable intelligence solutions for security and business interaction intelligence; and Ulticom (Pink Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.

For additional information, visit the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

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